Exhibit 10.17

EXHIBIT 10.17 TO FORM 10-Q

ASSIGNMENT AND PURCHASE AGREEMENT

THIS ASSIGNMENT AND PURCHASE AGREEMENT (the “Agreement”) is entered into this 25th day of April, 2007 (the “Effective Date”) by and among Resistys, Inc., a Delaware corporation having its principal place of business at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067 (“Resistys”), Avantogen Limited (formerly, Australian Cancer Technology Limited), an Australian corporation having its principal place of business at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067 (“Avantogen”), Avantogen Oncology, Inc. (formerly, Innovate Oncology, Inc.), a Nevada corporation having its principal place of business at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067 (“AOI”), and SciClone Pharmaceuticals, Inc. a Delaware corporation, having its principal place of business at 901 Mariners Island Blvd., San Mateo, California 94404 (“Buyer”) (Resistys, Avantogen and AOI also referred to herein individually and collectively as, “Seller”).

RECITALS

A. Avantogen formed Resistys in August 2004 as a wholly-owned subsidiary.

B. Resistys, Avantogen and RESprotect GmbH, a German corporation having an office at Fiedlerstr. 34, D-01307 Dresden, Germany (“Licensor”), entered into that certain License Agreement dated August 30, 2004 (the “License Agreement”), pursuant to which, among other things, (1) RESprotect granted Resistys an exclusive license to develop and commercialize certain pharmaceutical products in the United States and Canada under certain intellectual property rights of RESprotect related to RP101 ((E)-5-(2- bromovinyl-)2’-deoxyuridine—also known as BVDU) (“RP101”), and (2) Avantogen guaranteed the payment of Resistys’ royalty and other financial obligations to RESprotect under the License Agreement.

C. In connection with the License Agreement, Resistys and RESprotect entered into that certain Supply Agreement for Clinical Trial Material dated September 13, 2004 (the “Supply Agreement”), pursuant to which, among other things, RESprotect agreed to supply Resistys with tablets containing RP101 for use by Resistys in conducting certain clinical trials related to RP101.

D. In October 2004, Bioaccelerate Holdings, Inc. (now known as Gardant Pharmaceuticals, Inc.) (“Gardant”), AOI’s then parent, entered into an agreement with Avantogen pursuant to which Gardant acquired a 50% shareholder interest in Resistys and agreed to provide 50% of the funding for the development of RP101.

E. In March 2006, AOI became the holder of Gardant’s 50% shareholder interest in Resistys.

F. In May 2006, Avantogen and Gardant entered into an agreement pursuant to which Avantogen transferred its 50% shareholder interest in Resistys to AOI in exchange for a majority shareholder interest in AOI (54.2%) and Resistys became the wholly-owned subsidiary of AOI. In connection with these transactions, AOI changed its name from Innovate Oncology, Inc. to Avantogen Oncology, Inc.

G. Buyer desires to purchase, and Seller desires to sell to Buyer, certain assets owned or controlled by Seller related to Seller’s program to develop and commercialize RP101 under the License Agreement (the “RP101 Program”), on the terms and subject to conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. When used in this Agreement, the following capitalized terms shall have the meanings set forth below, and any other capitalized term used herein shall have the meaning set forth in the particular provision of this Agreement in which it is first defined.

(a) “Additional Payment Term” means the period commencing on the Effective Date and ending on the earlier to occur of (i) August 30, 2029, or (ii) the termination of the License Agreement.

(b) “Affiliate” shall mean any entity that controls, is controlled by, or is under common control with a party. An entity shall be regarded as in “control” of another entity if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the entity.

(c) “Agreement” shall have the meaning given in the opening paragraph of this Agreement.

(d) “AOI” shall have the meaning given in the opening paragraph of this Agreement.

(e) “Asset Transfer and Assumption Agreements” shall have the meaning given in the first paragraph of Article 2.

(f) “Assumed Agreements” shall have the meaning given in Section 2.1(a).

(g) “Assumed Liabilities” shall have the meaning given in Section 3.1.

(h) “Avantogen” shall have the meaning given in the opening paragraph of this Agreement.

(i) “Books and Records” shall have the meaning given in Section 2.1(f).

(j) “Buyer” shall have the meaning given in the opening paragraph of this Agreement.

(k) “Buyer Indemnitee(s)” shall have the meaning given in Section 8.4.

(l) “Buyout Consideration” shall have the meaning given in Section 7.8.

(m) “Buyout Date” shall have the meaning given in Section 7.8.

(n) “Buyout Notice” shall have the meaning given in Section 7.8.

(o) “Buyout Period” shall have the meaning given in Section 7.8.

(p) “Buyout Right” shall have the meaning given in Section 7.8.

(q) “Claim” shall have the meaning given in Section 8.5.

(r) “Closing” shall have the meaning given in Section 7.1.

(s) “Collateral” shall have the meaning given in Section 4.5.

(t) “Common Stock” shall mean Buyer’s common stock, par value $0.001 per share.

(u) “Confidential Information” shall mean all confidential and proprietary information provided by one party to the other party pursuant to this Agreement, or generated pursuant to this Agreement, except any portion thereof which: (i) the recipient can demonstrate by its written records was rightfully known by the recipient prior to the disclosure thereof by the disclosing party; (ii) is disclosed to the recipient without restriction, after disclosure thereof by the disclosing party, by a third party who has the right to make such disclosure; or (iii) is or becomes part of the public domain through no breach of this Agreement by the recipient.

(v) “Creditors” shall have the meaning given in Section 5.3.

(w) “Disclosure Schedule” shall mean the Disclosure Schedule of Seller attached hereto as Schedule 5.

(x) “Effective Date” shall have the meaning given in the opening paragraph of this Agreement.

(y) “Escrow Agent” shall have the meaning given in Section 4.1.

(z) “Escrow Agreement” shall have the meaning given in Section 4.1.

(aa) “Escrow Period” shall have the meaning given in Section 4.1.

(bb) “Excluded Liabilities” shall have the meaning given in Section 3.2.

(cc) “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

(dd) “First Commercial Sale” shall mean the first sale of RP101 Product by Buyer, an Affiliate thereof, and/or its Sublicensees.

(ee) “Liabilities” shall mean any debt, obligation, duty or liability of any nature whatsoever (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

(ff) “License Agreement” shall have the meaning given in Recital B.

(gg) “Licensor” shall have the meaning given in Recital B.

(hh) “Manufacturing Information” shall mean all documents, materials, data, know-how and other information owned by Seller, or in which Seller has rights, related to producing, manufacturing, labeling, packaging, storing, handling, testing (including stability and quality control testing) and release of RP101, existing as of the date hereof, including specifications and manufacturing and quality control instructions or requirements under any quality control agreements, and any and all other written or electronic information related thereto.

(ii) “Market Sales” means the gross amount invoiced for the sale of RP101 Product in the Territory by Buyer, its Affiliates and Sublicensees, less any amounts invoiced to customers for customs duties or sales taxes directly related to the sale of the RP101 Product, or for transportation, shipping and insurance costs.

(jj) “NDA” means a means a New Drug Application filed with the FDA.

(kk) “Net Sales” means the gross invoiced sales price of RP101 Product in the Territory by Buyer, its Affiliates and Sublicensees, less all customs, duties or sales taxes directly related to the sale of the RP101 Product, transportation, shipping and insurance costs, customary industry discounts or rebates actually granted and amounts repaid or credited for the rejection or return of RP101 Product consistent with normal business practices for similar products.

(ll) “Patent Rights” shall mean the rights under any patent applications, issued patents and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations.

(mm) “Phase II Clinical Trial” shall mean a phase II clinical trial as defined in 21 C.F.R. 312.21(b), as amended from time to time.

(nn) “Phase III Clinical Trial” shall mean a phase III clinical trial as defined in 21 C.F.R. 312.21(c), as amended from time to time.

(oo) “PRA” shall mean Pharmaceutical Research Associates, Inc.

(pp) “PRA Agreement” shall mean that certain Agreement for Clinical Trials Management Services dated as of August 31, 2006 by and between AOI and PRA (PRA Project ID: INV101II-101IIX).

(qq) “Purchase Price” shall have the meaning given in Section 4.1.

(rr) “Regulatory Filings” shall mean (i) all notices, submissions, applications and other regulatory filings filed or otherwise submitted to the FDA or any other U.S. or foreign regulatory agency with similar responsibilities to the FDA (individually and collectively, a “Regulatory Authority”), (ii) all permits, licenses, registrations and other approvals or authorizations issued or otherwise granted by a Regulatory Authority, and (iii) all correspondence related thereto, with respect to RP 101 or the RP101 Program, including investigational new drug applications and approvals to conduct clinical trials.

(ss) “Research and Development Materials” shall mean all research and development information owned by Seller, or in which Seller has rights, related to the RP101 Program or the RP101 Assets, including clinical and non-clinical data, lab notebooks and reports, existing as of the date hereof, and any and all other written or electronic information related thereto.

(tt) “RESprotect Invoices” shall have the meaning given in Section 3.1.

(uu) “RESprotect Know-How Rights” means any of Licensor’s confidential proprietary information and materials relating to the research, development, manufacture, approval, marketing, use or sale of RP101 which during the term of the License Agreement are or prior to the License Agreement were developed by Licensor and which Licensor is permitted to disclose to Resistys without violating any third party agreements .

(vv) “RESprotect Patent Rights” means any Patent Rights under U.S. Patent No. 6,589,941, a patent or patents issuing on U.S. patent application published as 20040127454 only to the extent they relate to RP 101 and any U.S. and/ or Canadian patents or patent applications claiming priority to, or directly related to, the foregoing patents or patent applications filed by Licensor only to the extent they relate to RP 101.

(ww) “Returns” shall have the meaning given in Section 5.11.

(xx) “RP101 Assets” shall have the meaning given in Section 2.1.

(yy)

(zz) “RP101 IND” means Investigational New Drug Application (IND) 70,841 (Serial No. 0001) of AOI, approved by the FDA on October 30, 2006.

(aaa)

(bbb) “RP101 Product” means RP101 ((E)-5-(2- bromovinyl-)2’-deoxyuridine—also known as BVDU), a salt of BVDU or a prodrug of BDVU (if developed by Licensor) for use under the RESprotect Patent Rights, (a) which incorporates, embodies, utilizes or is based on RESprotect Know-How Rights, or (b) the manufacture, use, importation or sale of which would, but for the rights granted hereunder, constitute infringement of a Valid Claim under the RESprotect Patent Rights.

(ccc) “RP101 Program” shall have the meaning given in Recital G.

(ddd) “Securities Act” shall mean the Securities Act of 1933, as amended.

(eee) “Security Agreement” shall have the meaning given in Section 4.5.

(fff) “Seller” shall have the meaning given in the opening paragraph of this Agreement.

(ggg) “Seller Indemnities” shall have the meaning given in Section 8.3.

(hhh) “Seller IP Rights” shall mean all intellectual property made, developed, reduced to practice or licensed or otherwise acquired and controlled by Seller in the course of or in connection with the RP101 Program or relating to the RP101 Assets (other than the RESprotect Patent Rights and RESprotect Know-How Rights themselves, but including any improvements or enhancements thereto), including all tangible and intangible information, know-how, methods, procedures, processes, formulations, technical information, trade secrets, inventions, specifications, instructions, formulae, expertise, and biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical, clinical, and other data and information, improvements and enhancements, the Manufacturing Information and the Research and Development Materials, whether or not patentable, and any patent, patent applications, or other intellectual property rights based on the foregoing.

(iii) “Sublicensee” shall mean any party who receives a sublicense from Buyer relating to the License Agreement upon entering into any of the following agreements with Buyer: (i) a sublicense agreement, (ii) research and development agreement, or (iii) alternative form of collaboration or commercialization agreement, such as, but not limited to, a co-promotion or co-marketing arrangement to research, develop, import, make, use, offer for sale, and/or sell RP101 Product in the Territory.

(jjj) “Supply Agreement” shall have the meaning given in Recital C.

(kkk) “Tax” and “Taxes” shall mean all present or future taxes, charges, fees, levies, or other assessments including, without limitation, income, excise, property, value added, real estate, sales, payroll, transfer, social security and franchise taxes imposed by any federal, state, county, or local government, or a subdivision or agency thereof. Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, duties, or other assessments.

(lll) “Territory” means the United States of America and Canada.

(mmm) “Valid Claim” shall mean a claim of an issued and unexpired patent within the RESprotect Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.2 Interpretation. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing a specific gender shall include the other genders and references to persons shall include their heirs, executors, administrators or assigns, as the case may be. As used in this Agreement, “including” means “including, without limitation,”, and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole. Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days. All references to “Dollars” stated in this Agreement are to U.S. dollars.

ARTICLE 2

TRANSFER OF RP101 ASSETS

Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, transfer, assign, convey and deliver to Buyer all of their respective right, title and interest in and to the RP101 Assets, and Buyer shall assume all of the rights, obligations and responsibilities associated therewith, including all claims, causes of action, rights of recovery and rights of set off of any kind, as stated in this Agreement. The sale, transfer, assignment, conveyance and delivery of the RP101 Assets to Buyer will be effected by Seller pursuant to such good and sufficient instruments of conveyance, transfer and assignment, as determined by Buyer in its reasonable discretion (the “Asset Transfer and Assumption Agreements”), as shall be necessary or advisable to transfer to Buyer good and valid title to the RP101 Assets. Seller shall execute on or prior to the Effective Date, the Asset Transfer and Assumption Agreements and such bills of sale and other instruments, documents and agreements as may be necessary to effect the transactions contemplated by this Agreement.

2.1 RP101 Assets. The following assets related to the RP101 Program shall constitute the RP101 Assets:

(a) the agreements listed on Schedule 2.1(a) hereto (the “Assumed Agreements”);

(b) all Seller IP Rights, including the Seller IP Rights set forth on Schedule 2.1(b);

(c) all Regulatory Filings set forth on Schedule 2.1(c);

(d) all Manufacturing Information, including the Manufacturing Information set forth on Schedule 2.1(d);

(e) all Research and Development Materials, including the Research and Development Materials set forth on Schedule 2.1(e);

(f) all books, files, papers, correspondence, databases, software, documents and records relating to the RP101 Assets or the Assumed Liabilities, on whatever medium (“Books and Records”).

2.2 Third Party Consents. At Closing, Seller shall obtain and deliver to Buyer, at Seller’s sole cost and expense, any and all required consents to the sale, transfer, assignment, conveyance and delivery of the RP101 Assets, in form and substance reasonably acceptable to Buyer.

2.3 Transfer Taxes. All applicable sales, transfer, documentary, use, filing, recording and other taxes and fees that may be levied on the sale, assignment, transfer or delivery of the RP101 Assets to be sold and transferred as provided herein based on the Purchase Price, if any, shall be borne equally by Seller and Buyer, and all other applicable sales, transfer, documentary, use, filing, recording and other taxes and fees shall be borne solely by Seller.

ARTICLE 3

ASSUMED LIABILITIES

3.1 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at Closing Seller shall assign, and Buyer shall assume, the Liabilities of Seller under the Assumed Agreements arising after the Effective Date (the “Assumed Liabilities”). The parties acknowledge that the Assumed Liabilities include Three Hundred Sixty-Five Thousand Four Hundred Seventy-Four United States Dollars (US$365,474) owed by Resistys to Licensor under the Supply Agreement (Invoice Nos. 07/2006 and 08/2006) for certain RP101 product ordered, but not delivered to Seller (the “RESprotect Invoices”), which invoices shall be paid by Buyer at Closing.

3.2 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for, and Seller shall retain, and as between (a) Buyer and (b) Seller, remain solely liable for and obligated to discharge, all other Liabilities of Seller, including Liabilities related or attributable to the RP101 Assets or the RP101 Program arising prior to the Effective Date (the “Excluded Liabilities”).

ARTICLE 4

CONSIDERATION

4.1 Purchase Price; Escrow. As full consideration for the sale, purchase, assignment, transfer and delivery of the RP101 Assets as contemplated hereby, at Closing Buyer shall pay to Resistys cash in the aggregate amount of One Million Six Hundred Eighty Thousand Dollars ($1,680,000) (the “Purchase Price”). The Buyer and Seller agree that, at Closing, Buyer shall pay the Purchase Price as follows: (a) (i) Forty Nine Thousand Seven Hundred Sixty One Dollars and Forty Eight Cents ($49,761.48) shall be paid to Licensor on behalf of Seller in payment of the amount owed to RESprotect as indicated on Schedule 5.3, and (i) One Hundred Thirteen Thousand Five Hundred Eighty Nine Dollars and Sixty Three Cents ($113,589.63) shall be paid to PRA on behalf of Seller in payment of the amount owed to PRA as indicated on Schedule 5.3, (the “Direct Payments”), and (b) One Million Five Hundred Sixteen Thousand Six Hundred Forty Eight Dollars and Eighty Nine Cents ($1,516,648.89) (the “Purchase Price Balance”) shall be paid to Katten Muchin Rosenman LLP (the “Escrow Agent”), who shall hold the Purchase Price Balance in escrow pursuant to the Escrow Agreement attached hereto as Exhibit 4.1 (the “Escrow Agreement”). As provided in the Escrow Agreement, at Closing the Escrow Agent shall use the Purchase Price Balance to pay the amounts owed to the Creditors as set forth in Schedule 5.3 of the Disclosure Schedule (except the Direct Payments, which shall be paid by Buyer as set forth above in this paragraph), and shall hold the balance remaining after making such payments in escrow for a period of thirty (30) days (the “Escrow Period”). During the Escrow Period, if Buyer, Seller or Escrow Agent becomes aware of the existence of any other creditors of Seller or additional claims of existing Creditors, they shall promptly inform the other parties. If after consultation among Buyer and Seller, the parties agree as to the validity of any such claims, Buyer and Seller shall instruct the Escrow Agent to pay such claims out of the remaining balance of the Purchase Price Balance. Upon the expiration of the Escrow Period, any remaining balance less any amounts equal to any pending unresolved claims shall be distributed to Resistys.

4.2 Milestone Payments. During the Additional Payment Term, Buyer shall also make the following one-time milestone payments to Resistys in accordance with Section 4.4, as and only to the extent that they become due and payable hereunder (the “Milestone Payments”):

(a) Three Hundred Sixty Thousand United States Dollars (US$360,000) upon the filing by Buyer or its sublicensees with, and acceptance by, the FDA of the first NDA or abbreviated NDA for registration of a RP101 Product for any indication;

(b) Three Million Four Hundred Thousand United States Dollars (US$3,400,000) upon FDA approval of a RP101 Product for any indication. For purposes of this Agreement, “FDA approval” shall mean the receipt of approval from the FDA under the Prescription Drug User Fee Act (PDUFA) for the RP101 Product in the United States;

(c) One Million United States Dollars (US$1,000,000) upon FDA approval of a RP101 Product for a second (2nd) indication;

(d) One Million United States Dollars (US$1,000,000) upon FDA approval of a RP101 Product for a third (3rd) indication;

(e) Forty Thousand United States Dollars (US$40,000) when cumulative Market Sales reach US$100 million; and

(f) Three Million United States Dollars (US$3,000,000) when cumulative Market Sales reach US$200 million.

4.3 Net Sales Payments. During the Additional Payment Term and subject to Section 7.8, Buyer shall also make the following payments to Resistys in accordance with Section 4.4, as and only to the extent that they become due and payable hereunder (the “Net Sales Payments”):

(a) 4.5% of annual Net Sales for annual Market Sales in that year between US$0 and US$100 million, and

(b) 5.5% of annual Net Sales for annual Market Sales in that year above US$100 million.

Example: If annual Market Sales are US$150 million, of which (1) US$95 million in Net Sales are attributable to the first US$100 million in Market Sales and (2) US$45 million in Net Sales are attributable to Market Sales above $100 million, then the Net Sales Payments during that year shall be as follows:

4.5% x US$95 million = US$4,275,000

PLUS	5.5% x US$45 million = US$2,475,000

TOTAL	US$6,750,000

4.4 Payment of Milestone and Net Sales Payment.

(a) Method of Payment. The payments to be made pursuant to Sections 4.2 and 4.3 shall be made when due and payable in U.S. dollars by wire transfer in immediately available funds to such account as Resistys shall have designated to Buyer in writing, and any such payment shall be deemed to have been paid when recorded in the proper account.

(b) Payment of Milestone Payments. Buyer shall pay Resistys the Milestone Payment in the amount, and within thirty (30) days of the occurrence, of the applicable Milestone Event.

(c) Reports and Payments of Net Sale Payments. Within sixty (60) days after the close of each calendar quarter after the First Commercial Sale of RP101 Product by Buyer, its Affiliates or its Sublicensees to third parties in the Territory, Buyer shall deliver to Resistys a report showing (i) the Net Sales of the RP101 Product during the reporting period, (ii) the payment due thereon pursuant to Section 4.3; and (iii) withholding and other taxes, if any, required by law to be deducted in respect of such payments. If no payment is due under Section 4.3 for any quarterly period, Buyer shall so report. Buyer shall keep complete and accurate records in sufficient detail to properly reflect all Net Sales and to enable the amounts payable pursuant to Section 4.3 to be determined.

(d) Exchange Rates. For purposes of calculating the amounts payable Resistys pursuant to Section 4.2 or 4.3, Net Sales in Canadian dollars shall be converted into U.S. dollars using the arithmetic average of the spot rates on the last business day of each month of the calendar quarter in which the Net Sales were made. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Wall Street Journal or any other publication as agreed to by the parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

(e) Prohibitions on Remittances. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments due with respect to Net Sales in that country, Buyer shall have the right and option to make such payments by depositing the amount thereof in local currency to a Resistys account in a bank or depository in such country designated by Resistys.

(f) Tax Matters. Any withholding or other taxes which Buyer is required by law to pay or withhold on behalf of Resistys with respect to any payments required to be made hereunder shall be deducted from the amount of such payments due, and promptly paid or remitted as appropriate, by Buyer on behalf of Resistys. Any such tax required by law to be paid or withheld shall be an expense of, and borne solely by, Resistys. Buyer shall furnish Resistys with evidence of such payment or amount withheld as soon as practicable after such payment is made or such amount is withheld. Buyer and Resistys shall use commercially reasonable efforts to minimize any such taxes required to be paid or withheld by Buyer on behalf of Resistys. Without limitation of the foregoing, the parties will reasonably co-operate in completing and filing documents required under the provisions of any applicable tax laws or any other applicable law in connection with the making of any required tax payment or withholding payment, in connection with a claim of exemption from, or entitlement to, a reduced rate of withholding or in connection with any claim to a refund of or credit for any such payment.

(g) Audits. Upon written request and advance notice of not less than thirty (30) days, Buyer shall permit an internal auditor or independent public accountant selected by Resistys and acceptable to Buyer, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Buyer as may be reasonably necessary to verify the accuracy of the reports described in Section 4.4(c), in respect of any calendar year ending not more than three (3) calendar years prior to the date of such request. All such verifications shall be conducted at Resistys’ expense and not more than once in any calendar year. If, after consultation with Buyer, such Resistys representative concludes, providing sufficient evidence, that additional amounts were owed to Resistys during such period pursuant to Section 4.3, the additional amount shall be paid by Buyer within thirty (30) days of the date Resistys delivers to Buyer such representative’s written report so concluding. The fees and expenses charged by such representative shall be paid by Resistys unless the audit discloses that the amounts payable by Buyer for the audited period are underpaid by more than five percent (5%), in which case Buyer shall pay the reasonable fees and expenses charged by such representative as well as the amount of such underpayment. Any overpayment will be refundable or credited against future payments hereunder. Buyer shall include in each sublicense of the RESprotect Patent Rights a provision requiring the sublicensee to make reports to Buyer, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Resistys’ representatives to the same extent required of Buyer under this Agreement. Resistys agrees that all information subject to review under this Section 4.5(g) or under any sublicense agreement will be Confidential Information and that Resistys will cause its representatives to retain all such information in confidence.

(h) Late Payments. If any payments owed by Buyer to Resistys under Sections 4.2 or 4.3 are not paid when due and payable, Resistys will have the right to charge interest on the past due amounts at a rate equal to two (2) percentage points over the one (1) year LIBOR rate applicable at the time the payment is due.

(i) Termination. For the avoidance of doubt, Buyer’s obligation to make the Milestone Payments and the Net Sales Payments shall terminate upon the expiration of the Additional Payment Term, provided that if Buyer earlier exercises its Buyout Right pursuant to Section 7.8, its obligation to make Net Sales Payments (but not Milestone Payments) shall terminate as provided in Section 7.8.

4.5 Grant of Security Interest. The Buyer’s obligations to make the Milestone Payments and the Net Sales Payments shall be secured by a security interest in the RP101 Assets as of the Effective Date, which shall include, for the avoidance of doubt, the License Agreement as amended from time to time on and after the Effective Date (the “Collateral”), as set forth in the form of Security Agreement attached hereto as Exhibit 4.5 hereto (the “Security Agreement”). For the avoidance of doubt, the Collateral shall not be deemed to include any other property, assets or rights of Buyer or any third parties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule attached hereto, each of Resistys, AOI and Avantogen represent and warrant to Buyer with respect to itself as follows:

5.1 Organization and Authority. Resistys is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to execute and consummate this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder. AOI is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada with full corporate power and authority to execute and consummate this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder. Avantogen is a corporation duly organized, validly existing and in good standing under the laws of Australia with full corporate power and authority to execute and consummate this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize it to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligations of such party enforceable in accordance with its terms.

5.2 Subsidiaries. Resistys represents and warrants that it does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. AOI represents and warrants that Seller is a wholly-owned subsidiary of AOI.

5.3 Indebtedness. Schedule 5.3 of the Disclosure Schedules contains a complete, true, and correct description of (a) the amount of all Liabilities of Resistys and AOI and (b) the basis and holders thereof (individually and collectively, the “Creditors”). Resistys and AOI have not entered into this Agreement with the intent to hinder, delay or defraud any Creditor or any other person to which Resistys or AOI was, is or may become indebted. Resistys or AOI have engaged in the transactions contemplated by this Agreement on an arm’s-length basis with Buyer. For its own part, each of Resistys or AOI has conducted such transactions in a manner intended to obtain the highest and best price for the RP101 Assets and to ensure that the amount of the Purchase Price represents at least the fair value of, and fair consideration in exchange for, the RP101 Assets.

5.4 No Violation or Conflict. The execution and delivery by Seller of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and the consummation by Seller of the transactions contemplated hereby and thereunder will not (a) to Seller’s knowledge, violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, or (b) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Certificate of Incorporation or By-Laws (or equivalent governing documents) of Seller or, to Seller’s knowledge, any agreement to which Seller is a party.

5.5 Consents and Approvals. Except as set forth on Schedule 5.5 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. All approvals of the Board of Directors (or equivalent) and shareholders of each Seller necessary to authorize the execution and performance of this Agreement have been obtained by Seller.

5.6 Title to RP101 Assets. Seller has good and marketable title to all the RP101 Assets, and Seller shall convey good and marketable title to the RP101 Assets at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind, including those of secured parties. Except as set forth on Schedule 5.6 of the Disclosure Schedule, (a) Seller beneficially owns all of the right, title or other interests to be transferred to Buyer hereunder with respect to all the RP101 Assets, and (b) none of the RP101 Assets is leased, rented, licensed, or otherwise not owned by Seller.

5.7 Rights with Respect to Intellectual Property.

(a) Seller IP Rights. Schedule 2.1(b) hereto sets forth all of the Seller IP Rights. Seller has the right to convey to Buyer the Seller IP Rights as contemplated hereby. Except as set forth on Schedule 5.7(a) of the Disclosure Schedule, (a) the Seller IP Rights do not, to the knowledge of Seller, infringe any patent or other intellectual property right of any third party; (b) there are no claims, demands, or proceedings instituted pending or, to the knowledge of Seller, threatened by any party pertaining to or challenging any of Seller’s rights in the Seller IP Rights; and (c) Seller is not aware of any facts which would render any of the Seller IP Rights invalid or unenforceable. The Seller IP Rights were invented, reduced to practice, produced, developed and/or prepared, as applicable, solely by employees or independent contractors of Seller, as applicable, in the course of their employment or engagement, and no other party invented or contributed to such intellectual property in any way. Seller has taken all steps reasonably necessary to maintain its rights in the Seller IP Rights, including normal and customary protections of confidential information.

(b) RESprotect IP. Without having made any independent investigation, Seller is not aware of any facts that would make Licensor’s representations in the second, third, seventh and ninth sentences of Section 6.2.1 of the License Agreement untrue. Seller has taken all steps reasonably necessary to maintain its rights in the RESprotect Patents or the RESprotect Know-How, including normal and customary protections of confidential information.

5.8 Assumed Agreements. Each of the Assumed Agreements to which Seller is a party is valid, binding and in full force and effect. Seller is not in default under any of the Assumed Agreements, nor to Seller’s knowledge is any other party in default under such agreements, nor is any such default pending or threatened. Other than the Assumed Agreements, Seller is not a party to any agreements of any kind whatsoever, whether written or oral, concerning or in any way related to the RP101 Program or the RP101 Assets.

5.9 Violations of Law. The utilization of the RP101 Assets and the conduct of the RP101 Program by Resistys and AOI (a) does not, to the knowledge of Resistys and AOI, violate any law, governmental specification, authorization, requirement or any decree, judgment, order or similar restriction in any material respect; and (b) to the knowledge of Resistys and AOI, has not, in any material respect, been the subject of any investigation or inquiry by any governmental agency or authority regarding violations or alleged violations or, in any material respect been found by any such agency or authority to be in violation of any law.

5.10 Litigation. Neither the RP101 Assets nor the RP101 Program is the subject of (a) any outstanding judgment, order, writ, injunction or decree of any court, arbitrator or administrative or governmental authority or agency limiting, restricting or affecting the RP101 Assets or the RP101 Program in any material aspect; (b) any pending, or to the knowledge of Seller, threatened, lawsuit, claim, proceeding, written charge, inquiry, investigation or action of any kind. There are no written claims, actions, suits, proceedings, or investigations pending or, to the knowledge of Seller, threatened, against Seller with respect to the transactions contemplated in this Agreement.

5.11 Taxes. There are no liens for Taxes accrued upon the RP101 Assets prior to the Closing except for current Taxes not yet due and payable. Resistys has prepared and timely filed all returns, estimates, information statements and reports required to be filed by Resistys with any taxing authority (“Returns”) that Resistys was required to file prior to the date hereof and such Returns were true and correct in all material respects and were completed in accordance with applicable law. Resistys has paid all Taxes shown to be payable on all Returns required to have been filed and has withheld all taxes required to have been withheld and, to the extent required, has properly paid such Taxes to the appropriate taxing authority.

5.12 Disclosure. No representation or warranty by Seller in this Agreement or any schedule or exhibit hereto, or any statement, list or certificate furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the RP101 Assets with proper information related to such assets and RP101 Program. Resistys and AOI have disclosed all material adverse facts of which they have knowledge relating to the RP101 Assets, the RP101 Program and the consummation of the transactions contemplated by this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to execute and deliver this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and to perform its obligations hereunder and thereunder. All corporate acts and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

6.2 No Conflict or Violation. The execution and delivery by Buyer of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder and the consummation by Buyer of the transactions contemplated hereby and thereunder will not (a) to Buyer’s knowledge, violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, or (b) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Certificate of Incorporation or By-Laws of Buyer or, to Buyer’s knowledge, any agreement to which Buyer is a party.

6.3 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 7

CLOSING; FURTHER ASSURANCES;

POST CLOSING COVENANTS; BUYOUT

7.1 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the RP101 Assets pursuant to the terms and conditions hereof (the “Closing”) shall take place on the Effective Date at the offices of DLA Piper US LLP, 153 Townsend, Suite 800, San Francisco, CA 94107, counsel to Buyer, or at such other time, date and place as mutually agreed upon by the parties.

7.2 Escrow Agreement and Purchase Price. At the Closing:

(a) Buyer, Seller and Escrow Agent shall enter into the Escrow Agreement as provided in Section 4.1;

(b) Buyer and Seller shall deliver the list of Creditors set forth on Schedule 5.3 of the Disclosure Schedule to Escrow Agent; and

(c) Buyer shall deliver to the Escrow Agent the Purchase Price as set forth in Section 4.1.

7.3 Asset Transfer and Assumption Agreements. At the Closing, Seller shall deliver to Buyer such Asset Transfer and Assumption Agreements in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all right, title and interest of Seller in and to the RP101 Assets.

7.4 Other Closing Deliverables. At the Closing, the parties shall deliver the following:

(a) Seller shall deliver to Buyer documentation acceptable to Buyer demonstrating that their respective signatories to this Agreement are duly authorized to execute the Agreement on their behalf.

(b) Seller shall deliver to Buyer an Assignment and Amendment No. 1 to the PRA Agreement dated as of the Effective Date among PRA, AOI and Buyer (the “PRA Assignment”), in form and substance satisfactory to Buyer, duly executed by AOI and PRA.

(c) Seller shall deliver to Buyer an Assignment of that certain Services Agreement dated October 18, 2004 between Resistys and Hesperion Ltd., as amended by COS#1 dated December 6, 2005 and COS#2 dated April 12, 2007 (the “Hesperion Assignment”), in form and substance satisfactory to Buyer.

(d) Seller shall deliver to Buyer the Licensor’s consent in writing to the assignment of the License Agreement and the Supply Agreement contemplated hereby, in form and substance satisfactory to Buyer.

(e) Seller shall deliver to Buyer all other consents and approvals required of third parties with respect to the transactions contemplated in this Agreement, in form and substance satisfactory to Buyer, including copies of the approvals of the Boards of Directors of each Seller and of the approval of the shareholders of Resistys and AOI certified by the Secretary of each Seller.

(f) AOI shall deliver to Buyer such documents and instruments as are necessary or desirable to transfer the sponsorship of the RP101 IND to Buyer, in form and substance satisfactory to Buyer.

(g) Seller shall deliver to Buyer physical copies of the Assumed Agreements, Seller IP Rights, Regulatory Filings, Manufacturing Information and Research and Development Materials and all Books and Records related thereto.

(h) AOI shall deliver to Buyer evidence of the conversion of at least 75% of the debt owed by AOI to Chopin Opus One, L.P. into equity of AOI, in form and substance reasonably satisfactory to Buyer. For the avoidance of doubt, the balance of said debt shall be included in the list of Creditors set forth in Schedule 5.3 of the Disclosure Schedule and shall be paid by the Escrow Agent within thirty (30) days after Closing pursuant to Section 4.1 unless theretofore converted.

(i) Buyer shall pay the Licensor the RESprotect Invoices in the amount of Three Hundred Sixty-Five Thousand Four Hundred Seventy-Four United States Dollars (US$365,474).

(j) Buyer shall deliver to Seller appropriate documentation (in form and substance reasonably satisfactory to Seller) demonstrating that the signatory to this Agreement is duly authorized to execute the Agreement on behalf of Buyer.

(k) Buyer shall deliver to Seller copies of the approval of its Board of Directors certified by the Secretary of Buyer.

(l) Buyer shall deliver to Seller an executed Security Agreement as set forth in Section 4.5.

(m) Buyer shall deliver to Seller the PRA Assignment and the Hesperion Assignment, duly executed by Buyer.

7.5 Further Assurances; Power of Attorney. From time to time after the Closing, at the request of Buyer and for no further consideration, Seller shall execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments and take such other actions as may be reasonably necessary or desirable to consummate the transactions contemplated hereby, or to effectuate any action contemplated under this Agreement (individually and collectively, the “Further Assurances”). Each of Resistys, AOI and Avantogen hereby irrevocably makes, constitutes and appoints Buyer, and any officers, employees or agents of Buyer designated by Buyer, with full power of substitution, as its agent and attorney-in-fact with full power and authority in its place, name and stead, or in Buyer’s name, to execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments and take such other actions as may be reasonably necessary or desirable to consummate the transactions contemplated hereby, or to effectuate any action contemplated under this Agreement, with the same legal force and effect as if executed by it (the “Power of Attorney”), provided that Buyer may only exercise the Power of Attorney if Resistys, AOI and/or Avantogen, as applicable, fail for any reason (including due to its dissolution or liquidation) to perform the Further Assurances within thirty (30) days of Buyer’s written request describing the Further Assurances requested to be performed. The Power of Attorney is coupled with an interest and shall be irrevocable. Each of Resistys, AOI and Avantogen hereby ratify and confirm all actions Buyer lawfully does or causes to be done pursuant to the Power of Attorney. Each of Resistys, AOI and Avantogen hereby agree that third parties may rely upon the representations of Buyer, and any officers, employees or agents of Buyer designated by Buyer, as to any and all matters with respect to any power granted by the

Power of Attorney, and no person or entity who shall act in reliance upon such representations or the authority granted by the Power of Attorney shall incur any liability to Resistys, AOI or Avantogen as a result of such reliance. The powers conferred on Buyer by the Power of Attorney are solely to protect Buyer’s interests herein and do not impose any duty upon it to exercise any such powers.

7.6 Access to Books and Records After Closing. Seller will permit Buyer and its duly authorized representatives access during normal business hours (upon 24 hours written notice to Seller) to all Books and Records in the possession or control of Seller to the extent that such books and records were not delivered to Buyer.

7.7 Buyout of Net Sales Payments. During the Buyout Period (as defined below), Buyer shall have the right (the “Buyout Right”) to buy out its obligation to pay Resistys the Net Sales Payments pursuant to Section 4.3, on the terms and conditions set forth in this Section 7.8. For the avoidance of doubt, if Buyer exercises the Buyout Right in accordance with this Section 7.8, its obligation to make any Net Sales Payments to Resistys that would otherwise have been due and payable under Section 4.2 after the date of the Buyout Notice shall terminate upon the payment to Resistys of the applicable Buyout Consideration (as defined below). For the avoidance of doubt, the exercise of the Buyout Right by Buyer shall not relieve Buyer of its obligation to pay the Milestone Payments to Resistys pursuant to Section 4.2.

(a) Buyout Period. The Buyout Right shall be exercisable by Buyer during the following periods (each, a “Buyout Period”):

(i) During the period commencing on the date of the completion of the Phase II Clinical Trial for the first RP101 Product and ending ten (10) days prior to the commencement of the Phase III Clinical Trial for the first RP101 Product (the “First Buyout Period”). For purposes of this paragraph, (a) “completion of the Phase II Clinical Trial” shall be deemed to have occurred thirty (30) days after Buyer receives the final statistical analysis of the data generated from the Phase II Clinical Trial, and (b) “commencement of the Phase III Clinical Trial” shall be deemed to have occurred upon the dosing of the first patient enrolled in such clinical trial; or

(ii) During the period commencing on the date of the completion of the Phase III Clinical Trial for the first RP101 Product and ending ten (10) days prior to the filing of an NDA for the first RP101 Product (the “Second Buyout Period”). For purposes of this paragraph, “completion of the Phase III Clinical Trial” shall be deemed to have occurred thirty (30) days after Buyer receives the final statistical analysis of the data generated from the Phase III Clinical Trial.

(b) Buyout Consideration. The consideration payable to Resistys for the Buyout Right shall be:

(i) during the First Buyout Period, Twelve Million United States Dollars (US$12,000,000), payable at Buyer’s option in cash or Common Stock (the “Buyout Consideration”); or,

(ii) during the Second Buyout Period, Twenty Million United States Dollars (US$20,000,000), payable at Buyer’s option in cash or Common Stock (also, “Buyout Consideration”).

(c) Exercise of Buyout Right. The Buyer may exercise the Buyout Right during the applicable Buyout Period by delivering to Resistys a notice (the “Buyout Notice”) specifying a date (the “Buyout Date”) not less than thirty (30) days after the date of the Buyout Notice on which the closing of the Buyout Right will occur and whether the Buyout Consideration will be in the form of cash or Common Stock.

(d) Calculation of Buyout Consideration in the Form of Common Stock. If Buyer elects to pay the Buyout Consideration in Common Stock, the number of shares of Common Stock comprising the Buyout Consideration shall be determined by dividing the dollar value of the applicable Buyout Consideration by the average closing sales price of the Common Stock as traded on The Nasdaq Stock Market (or such other securities exchange on which the Common Stock is traded) and reported in The Wall Street Journal for the forty (40) consecutive market trading days on which the Common Stock is traded ending on the date of the Buyout Notice, or the last market trading day prior to the date of the Buyout Notice, if the date of the Buyout Notice is not itself a market trading day, and rounding to the nearest whole share.

(e) Procedure for Payment of Buyout Consideration; Registered Stock. On the Buyout Date, Buyer shall deliver the Buyout Consideration to Resistys. If Buyer elects to pay the Buyout Consideration in cash, Buyer shall pay the Buyout Consideration by wire transfer in immediately available funds to such account as Resistys shall have designated to Buyer in writing. If Buyer elects to issue Common Stock in payment of the Buyout Consideration, Buyer shall issue or cause to be issued the number of shares of Common Stock comprising the Buyout

Consideration in the name of Resistys, which stock shall be registered at the time of issuance under the Securities Act. If Buyer issues Common Stock, each of Buyer and Seller shall cooperate in a reasonable manner to provide all information required in connection with the registration of such Common Stock.

7.8 Confidentiality. On and after the Effective Date, Seller shall keep secret and retain in strictest confidence, shall not use for the benefit of themselves or others and shall not disclose to any third party, except with Buyer’s prior written consent, any Confidential Information related to the RP101 Assets or the RP101 Program or any Confidential Information provided by Buyer after the Effective Date, including any information provided in connection with Section 4.4.

7.9 Publicity. The parties agree that each party may make a public announcement of the execution of this Agreement, provided that the text of any such announcement shall be subject to the approval of the other parties, such approval not to be unreasonably withheld. Any other publication, news release or other public announcement relating to this Agreement shall first be reviewed and approved by Buyer, AOI and Avantogen, such approval not to be unreasonably withheld unless such publication, news release or other public announcement contains information previously approved for release hereunder. Notwithstanding the foregoing, any disclosure that is required by applicable law, or by the rules of a nationally recognized securities exchange, as advised by the disclosing party’s counsel, may be made without the consent of the other parties, although the other parties shall be given prompt written notice of such legally required disclosure and to the extent practicable shall have a reasonable opportunity to comment on the proposed disclosure.

7.10 Operation of Resistys following Closing. Resistys and AOI agree that Resistys shall have no business or operations following the Closing other than the ownership of its rights under this Agreement, and shall not acquire assets or incur obligations or liabilities of any kind, other than directly pursuant to this Agreement and the transactions contemplated hereby.

ARTICLE 8

LIABILITY AND INDEMNIFICATION

8.1 Buyer Liabilities. Buyer, and not Seller, shall be liable for any and all Assumed Liabilities and all Liabilities that arise in connection with the RP101 Assets and/or Buyer’s conduct of the RP101 Program after the date hereof, but only to the extent such Liabilities are caused or are alleged to have been caused by an act or omission occurring after the date hereof (the “Buyer Liabilities”). Buyer’s Liabilities shall be understood to include all Assumed Liabilities and all Liabilities which accrue after the date hereof under the Assumed Agreements.

8.2 Seller Liabilities. Seller, and not Buyer, shall be liable for any and all Liabilities that arise in connection with the RP101 Assets and/or the conduct of the RP101 Program on or prior to the date hereof (the “Seller Liabilities”). The Seller Liabilities shall be understood to include all Liabilities which accrued on or prior to the date hereof under the Assumed Agreements.

8.3 Indemnification by Buyer. Buyer indemnifies and holds harmless Seller and their respective Affiliates and their respective directors, officers, employees, controlling persons, agents and representatives (the “Seller Indemnitees”) from and against (a) the Buyer Liabilities, including any and all claims by third parties arising out of the conduct after the Closing of the RP101 Program or use or ownership of the RP101 Assets after the Closing; and (b) any and all Liabilities which Seller may incur or suffer which arise out of (i) Buyer’s breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement; or (ii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and expenses incident to any of the foregoing. Notwithstanding that a claim with respect to indemnified Liabilities falls into multiple categories of this Section 8.3, Buyer shall only be required to indemnify a Seller Indemnitee up to the amount of the Liability incurred or suffered.

8.4 Indemnification by Seller. Seller jointly and severally indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, controlling persons, agents and representatives (the “Buyer Indemnitees”) from and against (a) the Seller Liabilities, including any and all claims by third parties arising out of the conduct, on or prior to the Closing, of the RP101 Program or use or ownership of any of the RP101 Assets on or prior to the Closing; and (b) any and all Liabilities which Buyer may incur or suffer which arise out of (i) Seller’s breach of any representation, warranty, covenant or agreement made by Seller in this Agreement; or (ii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and expenses incident to any of the foregoing. Notwithstanding that a claim with respect to indemnified Liabilities falls into multiple categories of this Section 8.4, Seller shall only be required to indemnify up to the amount of the Liability incurred or suffered.

8.5 Claims. Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article 8 (the “Indemnified Party”) shall give prompt notice to the other Party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article 8 may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder. Failure to give prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent the Indemnifying Party is prejudiced by such failure.

8.6 Defense of Actions. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment by the Indemnifying Party of monetary damages and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a governmental entity relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense, but the Indemnified Party shall control such defense. The Indemnified Party will not settle any such Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

8.7 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

8.8 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement shall survive the Closing. All Claims under this Article 8 shall expire on the third anniversary of the Effective Date. Notwithstanding the foregoing, termination of such Claims and of the parties’ obligations hereunder shall not terminate or affect obligations in respect of claims for indemnity or otherwise for which written notice shall have been given by the Identified Party prior to expiration date.

8.9 Limitations. The indemnification obligations hereunder shall be limited to the amount of the Purchase Price and the Milestone Payments. In no event shall either party be entitled to indirect, special, consequential or punitive damages.

ARTICLE 9

MISCELLANEOUS

9.1 Governing Law. This Agreement shall be deemed to have been made in the State of California and its form, execution, validity, construction and effect shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

9.2 Jurisdiction. The parties consent to the exclusive jurisdiction of the state and federal courts within the state of California with respect to any dispute arising out of this Agreement.

9.3 Headings. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

9.4 Entire Agreement. This Agreement and the schedules and exhibits hereto are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such Agreement is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein.

9.5 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the parties hereto that specifically refers to this Agreement.

9.6 Notices. All notices and other communications required to be given under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the following respective addresses (or to such other address as may be specified by notice from time to time by the relevant party):

If to Resistys:		2121 Avenue of the Stars Suite 2550 Los Angeles, California 90067 Attn: Christopher Nowers

	with a copy to:	Michael Hirschberg, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022-2585

If to AOI:		2121 Avenue of the Stars Suite 2550 Los Angeles, California 90067 Attn: Christopher Nowers

	with a copy to:	Michael Hirschberg, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022-2585

If to Avantogen:		2121 Avenue of the Stars Suite 2550 Los Angeles, California 90067 Attn: William Ardrey

If to Buyer:		901 Mariners Island Blvd. San Mateo, California 94404 Attn: Friedhelm Blobel, Chief Executive Officer

	with a copy to:	J. Howard Clowes, Esq. DLA Piper US LLP 153 Townsend Street, Suite 800 San Francisco, CA 94107

9.7 Assignment. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. Unless consent in writing is first obtained from the other parties hereto, this Agreement and the rights granted hereunder shall not be assignable by any party hereto, and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, Buyer may transfer or assign its rights and obligations under this Agreement to (a) an Affiliate, or (b) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise, provided that such Affiliate or successor agrees to be bound by the terms of this Agreement.

9.8 No Agency. It is understood and agreed that each party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other. No party shall incur any liability for any act or failure to act by employees of another party.

9.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either party.

9.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original as against any party whose signature appears thereon but both of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

9.11 Payment of Expenses. All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

9.12 No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of any party hereto or in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or intermediary is entitled to any fee from any party hereto in connection with this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this Agreement as of the Effective Date.

RESISTYS:		BUYER:

RESISTYS, INC.		SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Chris Nowers	By:	/s/ Friedhelm Blobel
Name:	Chris Nowers	Name:	Friedhelm Blobel
Title:	President	Title:	CEO and President

AVANTOGEN:		AOI:

AVANTOGEN LIMITED		AVANTOGEN ONCOLOGY, INC.

By:	/s/ William Ardrey	By:	/s/ Angela Bronow Davanzo
Name:	William Ardrey	Name:	Angela Bronow Davanzo
Title:	Chairman of the Board	Title:	Chief Financial Officer

[Signature Page to Assignment and Purchase Agreement]

SCHEDULE 2.1(A)

Assumed Agreements

1. License Agreement dated August 30, 2004 among Resistys, Inc., Avantogen Limited (formerly, Australian Cancer Technology Limited) and RESprotect GmbH.

2. Supply Agreement for Clinical Trial Material dated September 13, 2004 between Resistys, Inc. and RESprotect GmbH.

3. Agreement for Clinical Trials Management Services (PRA Project ID: INV101II-101IIX) dated August 31, 2006 by and between Avantogen Oncology, Inc. and Pharmaceutical Research Associates, Inc., as amended by the PRA Assignment.

4. Services Agreement dated October 18, 2004 between Resistys, Inc. and Hesperion Ltd., as amended by COS#1 dated December 6, 2005 and COS#2 dated April 12, 2007.

SCHEDULE 2.1(B)

Seller IP Rights

1. Phase I/II Study of RP101 in Combination with Gemcitabine in Patients with Pancreas Carcinoma dated July 2, 2004 (Protocol Number: BVDU-II-01).

2. Randomized, Double Blind, Placebo Controlled, Phase II Study Evaluating the Efficacy and Safety of RP101 in Combination with Gemcitabine Administered as First-Line Treatment to Subjects with Metastatic Pancreatic Adenocarcinoma dated August 3, 2006 (Protocol Number RP101-II).

3. See Schedules 2.1(D) and (E).

SCHEDULE 2.1(C)

Regulatory Filings

1. Investigational New Drug Application (IND) 70,841 (Serial No. 0001) of AOI, approved by the FDA on October 30, 2006.

2. Letter dated October 26, 2004 from Australian Cancer Technology to the FDA.

3. Telecon Minutes dated December 7, 2004.

4. Australian Cancer Technology Pre IND Toxicology Consultations for RP 101.

5. Email dated 11-8-05 from the FDA to Theresa Gerrard, Ph.D.

6. Letter dated October 24, 2005 and attachments from Resistys, Inc. to the FDA.

7. Letter dated November 30, 2006 from Avantogen Oncology, Inc. to the FDA.

8. Email dated November 16, 2006 from the FDA to Avantogen Oncology, Inc.

9. Email dated December 5, 2006 from the FDA to Avantogen Oncology, Inc.

10. Email dated October 30, 2006 from the FDA to Avantogen Oncology, Inc.

11. Letter dated October 10, 2006 from the FDA to Avantogen Oncology, Inc.

12. Letter dated October 2, 2006 from Avantogen Oncology, Inc. to the Office of Oncology Drug Products.

13. Phase I/II Study of RP101 in Combination with Gemcitabine in Patients with Pancreas Carcinoma dated July 2, 2004 (Protocol Number: BVDU-II-01).

14. Randomized, Double Blind, Placebo Controlled, Phase II Study Evaluating the Efficacy and Safety of RP101 in Combination with Gemcitabine Administered as First-Line Treatment to Subjects with Metastatic Pancreatic Adenocarcinoma dated August 3, 2006 (Protocol Number RP101-II).

SCHEDULE 2.1(D)

Manufacturing Information

1. Stability and other data on RP101 190 mg tablets and placebos, described in invoice No. 27858 (Stability Brivudin) dated February 22, 2007 and invoice No. 27491 dated December 19, 2006 of allphamed PHARBIL Arzneimittel GmbH (AOI Customer No. 1344511).

SCHEDULE 2.1(E)

Research and Development Materials

1. Phase I Dose Ranging Study Data produced by Hesperion Ltd. pursuant to that certain Services Agreement dated October 8, 2004 between Resistys and Hesperion Ltd., as amended by COS#1 dated December 6, 2005 and COS#2 dated April 12, 2007 (“Phase I Dose Ranging Study Data”).

EXHIBIT 4.1

Form of Escrow Agreement

ESCROW AGREEMENT, dated this 25th day of April, 2007 (this “Agreement”), by and among SCICLONE PHARMACEUTICALS, INC. (“SciClone”), RESISTYS, INC. (“Resistys”), AVANTOGEN LIMITED, (“Avantogen”), AVANTOGEN ONCOLOGY, INC. (“AOI”) and KATTEN MUCHIN ROSENMAN LLP (the “Escrow Agent”).

WHEREAS, Resistys, Avantogen and AOI are selling certain assets to SciClone pursuant to that certain Assignment and Purchase Agreement of even date herewith by and among Resistys, Avantogen, AOI and SciClone (the “Purchase Agreement”) in consideration for which SciClone will pay Resistys, among other things, the cash amount of $1,516,648.89 (the “Initial Cash Payment”) at the closing of the transactions contemplated by the Purchase Agreement (the “Closing”).

WHEREAS, the parties have agreed that the Initial Cash Payment will be deposited in escrow at the Closing for direct payment to certain creditors of Resistys and AOI; and

WHEREAS, the parties propose to establish an escrow account with the Escrow Agent pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, it is agreed as follows:

1. Establishment of Escrow. The Escrow Agent hereby agrees to receive and disburse the Initial Cash Payment in accordance herewith.

2. Deposit of Escrowed Property. Upon the Closing, SciClone shall deliver the Initial Cash Payment to the Escrow Agent by wire transfer to the Escrow Agent in immediately available funds. Upon receipt of the Initial Cash Payment from SciClone, the Escrow Agent shall credit such funds (the “Escrow Funds”) to an interest-bearing account (the “Escrow Account”) held by the Escrow Agent.

3. List of Creditors. At the Closing, Resistys, AOI and SciClone shall furnish to the Escrow Agent the list of creditors of Resistys and AOI attached to the Purchase Agreement, which list shall be attached hereto as Schedule A.

4. Disbursements from the Escrow Account. Promptly after the Closing, but in no event later than five (5) days after the Closing, the Escrow Agent shall disburse from the Escrow Account the amounts listed on Schedule A to the creditors listed on such schedule, other than RESprotect GmbH and Pharmaceutical Research Associates, Inc., who shall be paid $49,761.48 and $113,589.63, respectively, by Buyer on behalf of Seller pursuant to Section 4.1 of the Purchase Agreement. The Escrow Agent shall hold the balance of the Escrow Funds for a period of thirty (30) days after the Closing (the “Escrow Period”). During the Escrow Period, upon receipt of joint written instructions from the other parties to this Agreement, the Escrow Agent shall disburse additional amounts from the Escrow Account to discharge claims of other creditors of Resistys and AOI or additional claims of the creditors listed on Schedule A. During the Escrow Period, Escrow Agent shall notify Resistys, AOI, Avantogen and SciClone if it receives any claims from creditors of Resistys and AOI not listed on Schedule A or additional claims from the creditors listed on Schedule A. Upon the expiration of the Escrow Period, the Escrow Agent shall disburse to Resistys the remaining balance of the Escrow Funds, less any amounts equal to any pending unresolved creditor claims. The Escrow Agent shall continue to hold the Escrow Funds with respect to pending unresolved creditor claims in the Escrow Account after the expiration of the Escrow Period and disburse such funds only upon receipt of joint written instructions from the other parties to this Agreement.

5. Concerning the Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by SciClone, Resistys, Avantogen and AOI that:

(a) The Escrow Agent shall not be under any duty to give the Escrow Funds held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as may be otherwise directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

(c) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct was the primary cause of any loss to the other parties to this Agreement. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume, if in good faith, that any person purporting to give notice or receipt or advice or make any statement or execute and document in connection with the provisions hereof has been duly authorized to do so.

(e) SciClone, on the one hand, and Resistys, Avantogen and AOI, on the other hand, jointly agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. This paragraph (e) and paragraph (c) of this Section 6 shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(f) The Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only.

(g) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other documents or instruments held by or delivered to it.

(h) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i) The Escrow Agent (and any successor escrow agent) at any time may be discharged from its duties and obligations hereunder by the delivery to it of notice of termination signed jointly by SciClone, Resistys, Avantogen and AOI or at any time may resign by giving written notice to such effect to SciClone, Resistys, Avantogen and AOI, and, upon any such termination or resignation, the Escrow Agent shall deliver the Escrow Funds to any successor escrow agent designated jointly by SciClone, Resistys, Avantogen and AOI in writing, or to any court of competent jurisdiction if no such successor escrow agent is designated, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The termination or resignation of the Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is thirty (30) days after the date of delivery: (A) to the Escrow Agent of the joint notice of termination or (B) to SciClone, Resistys, Avantogen and AOI of the Escrow Agent’s written notice of resignation. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility after that time shall be to keep the Escrow Funds safe until receipt of a designation of successor escrow agent or any enforceable order of a court of competent jurisdiction.

(j) The Escrow Agent shall have no responsibility for the contents of any writing of any third party contemplated herein as a means to resolve disputes and may rely without any liability upon the contents thereof.

(k) The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for or written instructions given by the parties hereto.

(l) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Additionally, in the event of any disagreement between the parties hereto resulting in adverse claims or demands being made in connection with the Escrow Funds, the Escrow Agent shall be entitled to retain the Escrow Funds until the Escrow Agent shall have received a final and non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Funds. Any court order referred to in the preceding sentence shall have been accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinion without further question.

(m) SciClone, on the one hand, and Resistys, Avantogen and AOI, on the other hand, jointly agree to pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursements and advances, including reasonable attorney’s fees, incurred or made by it in connection with the performance of this Agreement.

(n) The parties hereto irrevocably (i) submit to the jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, (ii) agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or federal court and (iii) waive, to the fullest extent possible, the defense of an inconvenient forum. The parties hereby consent to and grant any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided hereinabove, or in such other manner as may be permitted by law, shall be valid and sufficient service hereof.

(o) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into, the terms and provisions of any agreement or instructions, other than as outlined in this Agreement.

(p) The parties acknowledge that the Escrow Agent is acting as counsel to Resistys, Avantogen and AOI in connection with the Purchase Agreement and the transactions contemplated thereby and shall have the right to continue to act in such capacity notwithstanding its appointment as Escrow Agent hereunder.

6. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by mail with proper postage prepaid, (iii) sent by reputable overnight express courier, (iv) telecopied or (v) sent by email and addressed as follows:

If to SciClone:
901 Mariners Island Blvd.
San Mateo, California 94404
Attention: Richard Waldron, Chief Financial Officer
Fax No.: (650) 358-3469
Email: rwaldron@SCICLONE.com

If to Resistys, Avantogen and AOI:

2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: William Ardrey
Fax No.:
Email: qmgardrey@aol.com

If to the Escrow Agent:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Michael Hirschberg, Esq.
Fax No.: (212) 894-5646
Email: michael.hirschberg@kattenlaw.com

or to such other address as the person to whom notice is to be given may have previously furnished to the other in the above-referenced manner. All such notices and communications, if mailed, shall be effective when deposited in the mails, except that notices and communications to the Escrow Agent and notices of changes of address shall not be effective until received. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communications as the Escrow Agent deems advisable.

7. Miscellaneous.

(a) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, heirs, administrators and representatives and shall not be enforceable by or inure to the benefit of any other third party except as provided in paragraph (i) of Section 5 with respect to the termination of, or resignation by, the Escrow Agent. No party may assign any of its rights or obligations under this Agreement without the written consent of the other party.

(b) This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York (without reference to its rules as to conflicts of law).

(c) This Agreement may only be modified by a writing signed by all of the parties hereto. No waiver hereunder shall be effective unless in a writing signed by the party to be charged.

(d) This Agreement shall terminate upon the disbursement pursuant to Section 4 of all amounts held in the Escrow Account.

(e) The section headings herein are for convenience only and shall not affect the construction thereof. Unless otherwise indicated, references to Sections are to Sections contained herein.

(f) This Agreement may be executed in one or more counterparts but all such separate counterparts shall constitute but one and the same instrument; provided that, although executed in counterparts, the executed signature pages of each such counterpart may be affixed to a single copy of this Agreement which shall constitute an original.

(g) For purposes of this Agreement, “business day” shall be defined as any day which is not a Saturday, a Sunday or a day on which banks or trust companies in the City and State of New York are authorized or obligated by law, regulation or executive order to remain closed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SCICLONE PHARMACEUTICALS, INC.

By:
Name:
Title:

RESISTYS, INC.

By:
Name:
Title:

AVANTOGEN LIMITED

By:
Name:
Title:

AVANTOGEN ONCOLOGY, INC.

By:
Name:
Title:

KATTEN MUCHIN ROSENMAN LLP

By:
Name:	Michael Hirschberg
Title:	Partner

SCHEDULE A

EXHIBIT 4.5

Form of Security Agreement

THIS SECURITY AGREEMENT (the “Agreement”) is entered into as of April 25, 2007 (the “Effective Date”) by and between SciClone Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 901 Mariners Island Boulevard, Suite 205, San Mateo, California 94404 (“Buyer”), and Resistys, Inc., a Delaware corporation having a principal place of business at having its principal place of business at 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067 (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Assignment and Purchase Agreement of even date herewith (the “Assignment Agreement”) by and among Buyer, Seller, Avantogen Limited (formerly, Australian Cancer Technology Limited), an Australian corporation (“Avantogen”), and Avantogen Oncology, Inc., a Nevada corporation (“AOI”), pursuant to which Buyer will purchase from Seller, Avantogen and AOI the RP101 Assets (as that term is defined in the Assignment Agreement).

WHEREAS, pursuant to Section 4.5 of the Assignment Agreement, Buyer has agreed to secure its obligation to make certain payments to Seller by granting a security interest in the RP101 Assets to Seller, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Defined Terms. The following capitalized terms shall have the meanings ascribed to them below:

a. “Chattel Paper” shall have the meaning ascribed thereto in the Code.

b. “Code” shall mean the Uniform Commercial Code as from time to time in effect in the State of Delaware.

c. “Collateral” shall have the meaning set forth in section 2 hereof.

d. “Contract” shall have the meaning ascribed thereto in the Code.

e. “Event of Default” shall mean the failure by Buyer to make (a) a Milestone Payment within thirty (30) days of such payment becoming due and payable as required by Section 4.4(b) of the Assignment Agreement, or (b) a Net Sales Payment within sixty (60) days of after the close of the applicable quarter as required by Section 4.4(c) of the Assignment Agreement.

f. “Instrument” shall have the meaning ascribed thereto in the Code.

g. “Obligations” shall mean the Buyer’s obligations to make (a) the Milestone Payments pursuant to Sections 4.2 and 4.4 of the Assignment Agreement, and (b) the Net Sales Payments pursuant to Sections 4.3 and 4.4 of the Assignment Agreement, subject to Section 4 below.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Assignment Agreement.

2. Grant of Security Interest. To secure Buyer’s prompt, punctual, and faithful performance in making Milestone Payments and Net Sales Payments pursuant to the Assignment Agreement, Buyer hereby grants to Seller a security interest in the RP101 Assets as received from Seller on the Effective Date, which shall include, for the avoidance of doubt, that certain License Agreement dated August 30, 2004 among Seller, Avantogen Limited and RESprotect GmbH, as such agreement may be amended from time to time on and after the Effective Date (the “Collateral”), which Collateral shall not be deemed to include any other property, assets or rights of Buyer or any third parties; provided, however, that the grant of the foregoing security interest shall not extend to, and the term “Collateral” shall not include, any Contract, Instrument or Chattel Paper in which Buyer has any right, title or interest if and to the extent such Contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Buyer therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such Contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided further that the foregoing exclusion shall not apply if (a) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Contract, Instrument or Chattel Paper or (b) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Buyer shall be deemed to have granted a security interest in, all its rights, title and interests in and to such Contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Seller’s security interest in and to all rights, title and interests of the Collateral in or to any payment obligations or other rights to receive monies due or to become due under any such Contract, Instrument or Chattel Paper and in any such monies and other proceeds of such Contract, Instrument or Chattel Paper.

3. Remedies. If an Event of Default shall occur and be continuing, Seller may exercise, in addition to all other rights and remedies granted to it this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, Seller, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Buyer or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Seller or elsewhere upon such terms and conditions as they may deem advisable and at such prices as they may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Seller shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Buyer, which right or equity is hereby waived or released. Buyer further agrees, at Seller’s request, to assemble the Collateral and make it available to Seller at places that Seller shall reasonably select, whether at Buyer’s premises or elsewhere. Seller shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Seller hereunder, including, without limitation, reasonable attorney’s fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Seller may elect, and only after such application and after the payment by Seller of any other amount required by any provision of law, need Seller account for the surplus, if any, to Buyer. To the extent permitted by applicable law, Buyer waives all claims, damages and demands it may acquire against Seller arising out of the exercise by Seller of any of their rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Buyer shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by Seller to collect such deficiency.

4. Term of Agreement. This Agreement and the security interest in the Collateral granted by Buyer to Seller hereunder shall terminate upon the expiration of the Additional Payment Term as provided in Section 4.4(i) of the Assignment Agreement, provided that if Buyer earlier exercises its Buyout Right with respect to the Net Sales Payments pursuant to Section 7.8 of the Assignment Agreement, the Net Sales Payments shall no longer be included as an Obligation hereunder. Promptly following any such termination, the Seller on their behalf will join in executing any termination statements and other filings with respect to any financing statement executed and filed pursuant to this Agreement or required for evidencing termination of this Agreement or Seller’s security interest in the Collateral and file any such termination statements or other filings with the appropriate agencies.

5. Notices. All notices, requests, demands and other communications provided for hereunder shall be as provided under Section 9.6 of the Assignment Agreement.

6. Governing Law. This Agreement shall be deemed to have been made in the State of California and its form, execution, validity, construction and effect shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

7. Jurisdiction. The parties consent to the exclusive jurisdiction of the state and federal courts within the state of California with respect to any dispute arising out of this Agreement.

8. Headings. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

9. Entire Agreement. This Agreement and the Assignment Agreement are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein.

10. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the parties hereto that specifically refers to this Agreement.

11. Assignment. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. Unless consent in writing is first obtained from the other parties hereto, this Agreement and the rights granted hereunder shall not be assignable by any party hereto, and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, Buyer may transfer or assign its rights and obligations under this Agreement to (a) an Affiliate, or (b) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise, provided that such Affiliate or successor agrees to be bound by the terms of this Agreement.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original as against any party whose signature appears thereon but both of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this Agreement as of the date first written above.

SELLER:	BUYER:

RESISTYS, INC.	SCICLONE PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 5

Disclosure Schedules

This Disclosure Schedule is made and given by Seller pursuant to Article 5 of the Agreement. All capitalized terms used but not defined herein shall have the meanings assigned to those terms in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement which are modified by this Disclosure Schedule.

SCHEDULE 5.3

Creditors

Payment Method	Creditor	Payment Amount	Reference
Check	AFCO Financing
	Dept LA 21315	18,366.36	April & May D & O payments

	Pasadena, CA 91185-1315	18,366.36	Reference Account #55-20-051566-2

Check	AL Holdings, Inc.
	c/o Arbios Systems, Inc.	18,400.00	Bridge Loan
	Attn: Scott Hayashi	13,104.66	Dec Shared Services & Jan Rent
	8797 Beverly Blvd., Suite 304	12,060.00	Jan & Feb Shared Services & Feb Rent

	Los Angeles, CA 90048	43,564.66

	Angela Bronow Davanzo
ADP	2765 Allyson Court	108,335.50	Retention Bonus - ABD
Check	Westlake Village, CA 91362	4,000.00	Retainer
Check		7,470.00	Jan - May COBRA Reimbursement

		119,805.50

Check	BioPharma Consulting Services, Inc.
	ATTN: Rick Stead	2,000.00	Nov Services
	691 96 Avenue SE	1,000.00	Dec Services
	Bellevue, WA 98004	600.00	Jan Services

		3,600.00

Check	Cheryl Agris, PhD., P.C.
	P.O. Box 806	9,775.70	Inv #926

	Pelham Manor, NY 10803	9,775.70

Pending	Chopin Capital Partners
	2121 Avenue of the Stars, Ste. 2550	100,000.00	Settlement to be negotiated post transaction

	Los Angeles, CA 90067	100,000.00

Pending	Chopin Opus One, LLC.
	Bank of New York, New York	250,000.00	To be paid within 30 days by Escrow Agent

	Chips Uid 382526	250,000.00	or converted to AOI stock persuant to
	FW021000018		Conversion Agreement dated April , 2007
	Swift: IRVTUS3N
	For the account of:
	Credit Suisse, Singaport Branch
	Swift: CSPBSGSG
	Account No. 890-0360-925
	For Further reference of:
	Account Name: Chopin Opus One L.P.
	Account No: 122244
	Attn: Mr. Reto Marx

	Chris Nowers
ADP		162,500.00	Retention Bonus - CJN

		162,500.00
Check	Cunyet M. Serdar
	P.O. Box 230576	660.00	Nov & Dec services
	Encinitas, CA 92023-0576	360.00	Jan/Feb Services

		1,020.00
Check	Good Swartz Brown & Berns
	11755 Wilshire Blvd., Suite 1700	1,050.00	Inv# LAO75142

	Los Angeles, CA 90025	1,050.00

Check	Info 2 Extreme, Inc.
	5777 W. Century Blvd., Suite 1680	95.00	Inv #7374
	Los Anageles, CA 90045	99.90	Jan/Feb Network

		194.90

Check	James A Rice
	P.O. Box 2577	5,242.25	Nov Services
	Carmel, CA 93921	2,940.00	Dec Services
		4,899.00	Jan Services
		2,548.00	Feb Services
		3,429.50	March Services

		19,058.75

Pending	Joe Boystak
	Information to follow	10,000.00	BOD Fees - Pending Release

		10,000.00

Check	Katten Muchin Rosenmann LLP
	575 Madison Avenue	18,209.95	Inv #1300374597
	New York, NY 10022-2585	19,741.88	Inv #1300383343
		18,499.76	Inv #1300386738
		8,695.24	Inv #1300397809
		8,033.25	Inv# 1300410709
		1,548.82	Inv #1300412418
		34,524.29	March Services

		109,253.19

Wire	Lee Cole
	Beneficiary: Silverberg Stonehill Goldsmith & Haber, P.C. Operating Account	10,000.00	BOD Fees

	Acct #: 53493355	10,000.00
	Citibank, N.A.
	120 Broadway 2nd Floor, Sort 2413
	New York, New York 10271
	ABA #: 021000089

Check	Liberty Transfer Co.
	274B New York Avenue	250.00	Inv 9193

	Huntington, NY 11743	250.00

Check	Michael Hillmeyer
	305 West Broadway, Suite 216	10,000.00	BOD Fees

	New York, New York 10013	10,000.00

Check	NDA, LLC
	Daniel Von Hoff	1,500.00	Nov Services

	9830 E. Thompson Peak Parkway #906	1,500.00
	Scottsdale, AZ 85255

Wire EUROs	Next Pharma
	Dresdner Bank Frankfurt	5,380.00	Inv# 27491: 4,096 Euro
	Account #942 285 00	6,120.00	Inv #27858: 4,636 Euro

	BLZ 500 800 00	11,500.00	Total: 8,732 Euro
	SWIFT-BIC: DRES DE FF
	IBAN: DE89 5008 0000 0094 2285 00

Pending	Nigel Ruwleski
	Information to follow	10,000.00	BOD Fees - Pending Release

		10,000.00

	Richard Opara
Wire	Account # 0747542153	1,636.78	T & E
Pending	Bank of America	10,000.00	BOD Fees - Pending Release

	Century City Main, Los Angeles	11,636.78
	ABA #122000661
	Alfred Villalobos - VP Senior Client Manager
	(310) 247-2080

Check	RR Donnelley Receivables, Inc.
	P.O. Box 100112	7,149.00	Inv #1202297200
	Pasadena, CA 91189-0001	1,493.00	Inv #1206038000
		2,565.00	Inv #1208865900
		707.00	Inv #1207946300

		11,914.00

Check	Scott Cruickshank & Associates
	3118 Calles Rosales	2,812.50	Inv#AV-11302006
	Santa Barbara, CA 93105	975.00	Inv #AV-12312006
		300.00	Inv #AV-01312007

	Total Scott Cruickshank & Associates	4,087.50

Check	Singer Lewak Greenbaum & Goldstein LLP
	10960 Wilshire Blvd., Suite 1100	46,247.06	Inv# LA67573
	Los Angeles, CA 90024	4,523.75	Inv# LA68092
		9,865.00	Inv #LA68599
		996.25	Inv #LA69613
		5,757.30	Inv #LA70004

		67,389.36

Check	Think Equity Partners LLC
	31 W. 52nd Street, 17th Floor	41,866.09	Inv #AVTO-01182007

	New York, NY 10019	41,866.09

Check	TLG Consulting, Inc.
	Theresa Gerrard	1,725.00	Inv #122906R
	14521 West Salisbury Road	525.00	Inv #2012007R
	Midlothian, VA 23113-6455	1,275.00

		3,525.00

Check	Vintage Filings
	150 W. 46th Street, 6th Floor	139.00	Inv #1-58832

	New York, New York 10036	139.00

Wire	William Ardrey
	Account 136 68 8122	10,000.00	BOD Fees

	Mellon Bank Pittsburgh PA	10,000.00
	ABA 04300261
	For Credit to
	Merrill Lynch
	Account 1011 730
	For further Credit to
	850 19M 39
	Swift Code MELNUS 3P

Check	Wilson Sonsini Goodrich & Rosati
	Accounts Receivable	3,063.00	Inv #1028363

	650 Page Mill Road	3,063.00

	Palo Alto, CA 94304-1050
		1,045,059.79

SCHEDULE 5.5

Consents and Approvals

1. Consent of RESprotect GmbH to the assignment to SciClone of that certain (a) License Agreement dated August 30, 2004 among Resistys, Inc., Avantogen Limited (formerly, Australian Cancer Technology Limited) and RESprotect GmbH, and (b) Supply Agreement for Clinical Trial Material dated September 13, 2004 between Resistys, Inc. and RESprotect GmbH.

2. Consent of Pharmaceutical Research Associates, Inc. to the assignment to SciClone of that certain Agreement for Clinical Trials Management Services (PRA Project ID: INV101II-101IIX) dated August 31, 2006 by and between Avantogen Oncology, Inc. and Pharmaceutical Research Associates, Inc.

3. Consent of Hesperion Ltd. to the assignment to SciClone of that certain of Services Agreement dated October 18, 2004 between Resistys, Inc. and Hesperion Ltd., as amended by COS#1 dated December 6, 2005 and COS#2 dated April 12, 2007.

4. Notice to FDA regarding transfer of RP101 IND sponsorship to SciClone.

5. Approvals of the Boards of Directors of Seller and the Shareholders of Resistys, Inc. and Avantogen Oncology, Inc.

SCHEDULE 5.6

Title Exceptions

None

SCHEDULE 5.7(a)

Seller IP Rights Exceptions

None